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                                 EXHIBIT 10.27

                                   MANAGEMENT
                              INCENTIVE PLAN (MIP)
                                      FOR
                               SENIOR MANAGEMENT


                    [BLUECROSS BLUESHIELD OF MISSOURI LOGO]


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The Company reserves the right to update, modify or repeal this program, permanently or temporarily, if it is in the best interest of the Company to do so. The description of this program contained in this booklet should not be construed to imply that it is an employment contract for any period of time.
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                                   ELIGIBILITY

The Management Incentive Plan (MIP) is a calendar-year short-term incentive program designed to reward the key management team for the achievement of financial and individual goals. This booklet contains incentive plan guidelines related to Senior Management positions, which includes Senior Vice President, Executive Vice President, Senior Executive Vice President, President, Chairman and Chief Executive Officer.

                               HOW THE PLAN WORKS

The Plan rewards designated key management for the achievement of financial and individual goals by providing for a TOTAL INCENTIVE PAYMENT calculated as illustrated below. The Company's financial target goal, based on the Company's net income (excluding one-time charges), is determined and then approved by the Compensation Committee of the Board as the financial performance target for this Plan. In addition, at the beginning of the year, each participant will establish individual goals for the Plan year. These goals are then reviewed and approved by the Compensation Committee of the Board.

                                                               February 16, 2001

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-  Each eligible participant is assigned a TARGET INCENTIVE PERCENTAGE based on his or her level in the organization.

- Each participant is also assigned a THRESHOLD INCENTIVE PERCENTAGE and a MAXIMUM INCENTIVE percentage.

- If the Company's financial performance falls below the THRESHOLD FINANCIAL PERFORMANCE, then there is no incentive payment.

- The ACTUAL INCENTIVE PERCENTAGE is based on the Company's year-end financial performance. The ACTUAL INCENTIVE PERCENTAGE can be higher or lower than the TARGET INCENTIVE PERCENTAGE, BUT CANNOT EXCEED THE MAXIMUM INCENTIVE PERCENTAGE

- The participant's INCENTIVE POOL is determined by multiplying his or her ACTUAL INCENTIVE PERCENTAGE by his or her base salary as of December 31st of the Plan year. All calculations are interpolated. However, the actual total incentive payment could be higher or lower than the incentive pool as illustrated below.

- The participant's incentive pool is divided into a FINANCIAL COMPONENT and an INDIVIDUAL COMPONENT. The split between the financial and individual components varies by position, and is separately provided to each participant.

For example:

- If the Company's financial performance target is $2 million, and the threshold financial performance target is $1 million, but the actual financial performance is $1.5 million, as shown below,the actual incentive percentage would be interpolated between the threshold financial performance percentage (10%) and the target financial performance percentage (20%). The resulting actual incentive percentage would be 15%.

                          INCENTIVE POOL - EXAMPLE ONLY

EXAMPLE             Threshold     INTERPOLATION       TARGET        Maximum

Financial          $1 million        Actual         $2 MILLION     $3 million
Performance:                      $1.5 million

Incentive Pool                       Actual
Size as a % of         10%            15%              20%             30%
base salary:

- Assuming that this participant's salary was $100,000 as of December 31st, his or her incentive pool would be 15% of $100,000, or $15,000.

- Per this participant's financial/individual split, 75% of his or her incentive payment is based solely on the company's performance, and the other 25% is based on a combination of company performance and the participant's individual performance.


                                                               February 16, 2001
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-  For the purpose of this example, the participant is determined to have achieved his or her actual individual performance goals at a level of 80%. Individual performance can range from 0% to 150%. Achievement of all individual goal targets will result in a payout equal of 100%. The maximum payout for individual goal performance, 150% of the potential payout for individual goals, may be achieved based on exceptional performance against individual goals.

- The financial component, the incentive based on the Company financial performance, would be 75% of $15,000, or $11,250.

- The individual component, the incentive based on individual performance would be 25% of $15,000 times 80%, or $3,000. (If the individual's performance were 150%, the incentive would be 25% of $15,000 times 150%, or $5,625.)

- The TOTAL INCENTIVE PAYMENT based on the assumptions above would be the sum of the financial component, $11,250 plus the individual component, $3,000, or a total of $14,250. This equates to 14.25% of base salary. As this illustrates, the total incentive payment as a percentage could be less than the actual incentive percentage. If the individual performance exceeded 100%, the total incentive payment as a percentage could exceed the actual incentive percentage or even the maximum incentive percentage, provided that the individual performance measure is limited to 150%.

                    DIAGRAM OF INCENTIVE PAYMENT CALCULATION
                                    (EXAMPLE)


                                 [DIAGRAM]



                         75% X 15%   11.25%
                         Corporate ------------------------- 11.25%
                         (75%)

Company               Actual
Financial ----------- Incentive
Performance           Percentage
  $1.5M                  15%



                         25% X 15%   3.75%      3.75% X 80% = 3%

                                                    Individual
                         Individual---------------- Performance  -------------3%
                         (25%)                  Range 0% To 150%
                                                Actual = 80%


                                             Bonus as % of Salary   14.25%




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                          ADMINISTRATION OF THE PROGRAM


- This plan is a calendar-year incentive plan. The Plan year runs from January 1st through December 31st. Payments under the Plan will be made no later than March 15th of the following year.

- No later than January 31st following the Plan year, participants will summarize their individual performance against their goals and forward that assessment to their manager, being either the President or Chairman and CEO of the Company.

- The Compensation Committee of the Board must approve the goals, and ultimately the results.

-  The Company will calculate the total incentive payment for each participant.

- Incentives for participants who are promoted into an eligible management position, move from one management level to another, or move out of a management position and into another eligible management position within the Company, will be prorated according to the number of full months spent in the eligible position(s). Incentives for those newly hired into eligible positions will be calculated using the participant's hire date.

- If the participant moves into or out of an eligible position, or moves from one level to another, (ex. Vice President to Senior Vice President), the incentive pool will be based on the participant's base salary for the time spent in that position or at that level. The actual amount paid will ultimately depend on the accomplishment of financial and individual goals.

- If an eligible participant receives a performance rating of DNM (Does Not Meet Standards) at his or her annual performance review, he or she will become ineligible to receive an incentive payment for that year.

- Any participant whose employment is terminated for any reason (with the exception of retirement, death, disability, or involuntary termination in conjunction with a change of control) prior to the date of the payment will be ineligible to receive payment under this plan. However, for those previously identified exceptions, a prorated incentive payment will be received. No prorated incentive payments will be made for any other type of termination of employment. Prorated incentive payments will be determined based upon the number of full months during the calendar year that the participant spent in his or her position(s), and will paid no later than the following March 15th. In the case of death, the prorated payment will be made to the participant's beneficiary (no later than March 15th of the following year), as designated by the participant under the participant's life insurance policy provided through the Company. For purposes of this plan, the following definitions apply:

   - "Change of control" is defined in the 2001 Stock Incentive Plan, and that definition will also apply to this Plan.

   - "Disability" means that the individual has been approved for the company-provided long-term disability program.

   - "Retirement" means the attainment of the earlier of 1) age 65, or 2) age 55 or greater with 5 years of service to the Company.


                                                               February 16, 2001